SCHEDULE 14A
Proxy StatementPursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☒	Soliciting Material Pursuant to ss. 240.14a-12

MODUSLINK GLOBAL SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)

PEERLESS SYSTEMS CORPORATION
V INVESTMENT PARTNERS III LLC
LOCKSMITH CAPITAL ADVISORS INC.
TIMOTHY E. BROG
JEFFREY A. WALD
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE
Thursday, September 29, 2011

PEERLESS SYSTEMS CORPORATION ANNOUNCES PROXY CONTEST

FOR MODUSLINK GLOBAL SOLUTIONS, INC.

Stamford, CT – Peerless Systems Corporation (Nasdaq: PRLS) announced today that it has notified ModusLink Global Solutions, Inc. (Nasdaq: MLNK) (“ModusLink” or the “Company”) of its intent to solicit proxies in favor of its two nominees to the ModusLink Board of Directors at ModusLink’s upcoming annual meeting of stockholders.

The reasons for the nominations are that over the past five years the current Board of Directors have overseen the Company’s declining stock price, misuse of its balance sheet through disastrous acquisitions and investments, and poor operating performance.

Peerless believes that its nominees, Timothy E. Brog and Jeffrey S. Wald, if elected to the Board, will immediately, among other things, explore all operational and strategic alternatives to maximize shareholder value, including rationalizing the costs of the Company’s core business, the sale of non-core assets, all or part of the Company, initiate a large special dividend or a significant share repurchase either in the open market or as part of a self tender offer.

“Members of ModusLink’s Board of Directors have had ample time to restore shareholder value and they have failed. IT’S TIME FOR A CHANGE. They have chronically failed at applying a return on investment (ROI) approach to many of the large expenditure decisions made by the Company. We believe it is time that they either resign or be removed by shareholders,” said Timothy Brog, Chairman and CEO of Peerless. “It is evident from the chronic underperformance of the Company and the dramatically declining stock price, which is trading at its multi-year low, that the Board of Directors are clearly not getting the job done. IT’S TIME FOR A CHANGE.”

PEERLESS PRESENTLY INTENDS TO FILE A PREMILINARY PROXY STATEMENT WITH THE SECURITIES AND EXCHNAGE COMMISSION RELATING TO PEERLESS’ SOLICITATION OF PROXIES FROM STOCKHOLDERS OF MODUSLINK GLOBAL SOLUTIONS, INC. FOR USE AT THE 2011 ANNUAL MEETING. PEERLESS STRONGLY ADVISES ALL MODUSLINK SHAREHOLDERS TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.

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Stockholders will be able to obtain free copies of the Proxy Statement filed with the SEC by Peerless through the website maintained by the SEC at www.sec.gov. In addition, investors will be able to obtain free copies of the Proxy Statement from Peerless by contacting Timothy Brog, Peerless Systems Corporation, 300 Atlantic Street, Suite 301, Stamford, CT 06901.

Peerless and its nominees will be soliciting proxies from stockholders of ModusLink Global Solutions, Inc. in connection with the election of directors and other matters. Information concerning these participants and their interests in the solicitation will be set forth in the proxy statement when it is filed with SEC.

About Peerless Systems Corporation

Founded in 1982, Peerless historically licensed imaging and networking technologies to the digital document markets. Effective April 30, 2008, Peerless sold its imaging and networking technologies and certain other assets to Kyocera-Mita Corporation. Peerless retains certain rights to continue licensing these technologies to customers in the digital document markets. Peerless is seeking to maximize the value of its licensing business and is exploring various alternatives to enhance stockholder value, potentially through establishing a new venture or acquiring an existing business, as well as through other investment opportunities.

CONTACT:

Timothy E. Brog
Chairman and CEO
Peerless Systems Corporation
(203) 350-0040